AMENDMENT NO. 1 TO AGREEMENT
                         AND PLAN OF MERGER BY AND AMONG
                              CAVALIER HOMES, INC.,
                          CRIMSON ACQUISITION CORP. AND
                               BELMONT HOMES, INC.


                  This Amendment No. 1 to Agreement and Plan of Merger (this Amendment) is made and entered into as of the 19th day of September, 1997, by and among Cavalier Homes, Inc., a Delaware corporation (Parent), Crimson Acquisition Corp., a Mississippi corporation and a wholly owned subsidiary of Parent (Sub), and Belmont Homes, Inc., a Mississippi corporation (the Company).

                              W I T N E S S E T H:

                  WHEREAS, Parent, Sub and the Company entered into an Agreement and Plan of Merger dated as of August 14, 1997 (the Merger Agreement); and

                  WHEREAS, Parent, Sub and the Company desire to amend the Merger Agreement to reflect the intention of the parties to the Merger Agreement that in order to effect the assumption of the Belmont 1994 Incentive Stock Plan, as amended (the Belmont Stock Plan), by Parent and the continuing availability following the Merger (as defined in the Merger Agreement) of the number of shares reserved for issuance thereunder under Cavalier's 1996 Key Employee Stock Incentive Plan, as amended (the Cavalier Stock Plan), Parent will use reasonable efforts to cause the Cavalier Stock Plan to be amended effective upon the Effective Time of the Merger to provide that shares of Parent Common Stock equal to the number of shares of Company Common Stock which are reserved for issuance under the Belmont Stock Plan pursuant to options not yet granted under such plan as of the Effective Time, plus any number of shares subject to outstanding options under the Belmont Stock Plan which, pursuant to the express terms of such options and the plan under which they were granted and not pursuant to any action by Parent, Sub or the Company not consented to by the applicable optionee, lapse, expire, terminate or are cancelled after the Effective Time, will be available for issuance under the Cavalier Stock Plan, with such numbers in each case being multiplied by the Exchange Ratio;

                  NOW, THEREFORE, in consideration of the foregoing premises, and the mutual and dependent covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Sub, and the Company hereby agree as follows:

                  1. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

                  2. Amendment. The Merger Agreement is hereby amended by adding the following sentence at the end of Section 2.4(a) of the Merger
Agreement:

                   Prior to the  Effective  Time,  Parent  shall use  reasonable efforts to cause the 1996 Key Employee Stock Incentive Plan of Cavalier Homes, Inc., as amended (the Cavalier Stock Plan), to be amended to provide that shares of Parent Common Stock equal to the number of shares of Company Common Stock which are reserved for issuance under the Belmont 1994 Incentive Stock Plan, as amended (the Belmont Stock Plan), pursuant to options not yet granted under such plan as of the Effective Time, plus any number of shares subject to outstanding options under the Belmont Stock Plan which, pursuant to the express terms of such options and the plan under which they were granted and not pursuant to any action by Parent, Sub or the Company not consented to by the applicable optionee, lapse, expire, terminate, or are cancelled after the Effective Time, will be available for issuance under the Cavalier Stock Plan, with such numbers in each case being multiplied by the Exchange Ratio, and shall use reasonable efforts to take such other and further action as may be necessary to effectuate the purposes of the foregoing.

                  3. No Other Amendment. Except as amended hereby, the Merger Agreement shall remain in full force and effect according to its original tenor.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have executed and delivered this Amendment No. 1 to the Agreement and Plan of Merger on the date first written above.


                                 CAVALIER HOMES, INC.


                       By        /s/ Michael R. Murphy
                                 Its Chief Financial Officer/Secretary-Treasurer


                                 CRIMSON ACQUISITION CORP.

                       By        /s/ Michael R. Murphy
                                 Its Vice President


                                 BELMONT HOMES, INC.

                       By        /s/ G.H. Spann
                                 Its President




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